TV ALABAMA, INC.
P.O. Box 40, Anniston, AL  36202
Telephone:  (205) 237-8651
Facsimile:  (205) 236-7336





                                                       May 2, 1996


RKZ Television, Inc.
Osborn Communications Corporation
c/o Osborn Communications Corporation
130 Mason Street
Greenwich, CT  06830

          Re:WJSU-TV, Anniston, Alabama (the "Station")

Gentlemen:

          Reference is hereby made to that certain Option Agreement, dated as of December 21, 1995, as amended by a letter dated December 29, 1995 (the "Option Agreement"), by and among RKZ Television, Inc., a Delaware corporation ("Grantor"), Osborn Communications Corporation, a Delaware corporation ("Guarantor" and together with "Grantor," the "Sellers"), and Allbritton Communications Company, a Delaware corporation ("ACC") which Option Agreement was assigned to and assumed by an ACC-affiliated company, TV Alabama, Inc. ("TVA") on February 1, 1996. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Option Agreement.

          The purpose of this Amendment is to induce Grantor to amend its pending application to modify the facilities of WJSU filed August 8, 1995 (FCC File No. BPCT-950808KF) (the "1995 Application") to specify a new transmitter site ("Little Peak Site") and, if the transmitter site finally authorized by the FCC is located at Flagpole Mountain ("Flagpole Mountain Site"), to fix the Supplemental Amount for the Flagpole Mountain Site at an amount higher than TVA would be required to pay Grantor under the formula specified in Paragraph 2.3(c) below.

          The Option Agreement is hereby amended as follows:

          1.        Section 2.1 is amended to read as follows:

          Section 2.1.  Relocation of the Transmitter Site.

          (a) Grantor agrees to use its reasonable best efforts to obtain authorization from the FCC and the Federal Aviation Administration ("FAA") to relocate the Station's antenna tower and related transmitter facilities (collectively, the "Station Tower") to Little Peak (33 37'28"; 86 23'53") and to file with the FCC on May 3, 1996 an amendment to the 1995 Application to specify the Little Peak Site.

          (b) Between the date of the amendment to Little Peak specified in paragraph (a) above and a date to be mutually agreed upon between Grantor and TVA, Grantor may, in its sole discretion, file a further amendment to the 1995 Application to specify Flagpole Mountain
                    (33 24'41"; 86 12'23"), which has already
                    received FAA approval, as the transmitter site for the Station Tower.

          (c) In the event that the FCC does not approve a transmitter site located at Little Peak or Flagpole Mountain or Grantor and TVA in their reasonable judgment believe that it would be unlikely for the FCC to approve a transmitter site at either location, Grantor may file an application with the FCC to specify such other transmitter site which is reasonably acceptable to TVA and which places a predicted city grade contour over at least part of the presently incorporated city limits of Birmingham, Alabama (the "Birmingham Limits").

          (d) Grantor shall (i) pay all preliminary costs necessary to acquire access and/or ownership of either transmitter site, (ii) complete the engineering and FAA studies necessary for either transmitter site, (iii) obtain all federal, state and local governmental approvals necessary for the relocation, which approvals shall no longer be subject to judicial or administrative review (collectively, the "Governmental Approvals"), and (iv) pay all costs incurred in connection with obtaining the Governmental Approvals.

          2.        Section 2.3. is amended to read as follows:

          Section 2.3. Payment of Supplemental Amount. Upon receipt of all Governmental Approvals (the "Approval Date") for a new transmitter site for the Station Tower a supplemental payment shall be payable to Grantor by TVA ("Supplemental Amount") in accordance with the terms of this Section
                          2.3 as follows:


          (a) If the Little Peak Site is approved, Supplemental Amount shall be the sum of Seven Million Dollars ($7,000,000). In the event that Grantor remains the owner and operator of the Station on the Approval Date, TVA agrees to pay to Grantor Five Million Dollars ($5,000,000) of the Supplemental Amount on the Approval Date and pay the balance of Two Million Dollars ($2,000,000) of the Supplemental Amount upon the Closing of the Purchase Agreement. In the event that TVA has become the owner and operator of the Station on the Approval Date, TVA shall pay to Grantor the

                    Supplemental Amount in full on the Approval
                    Date.

          (b) If the Flagpole Mountain Site is approved, the Supplemental Amount shall be the sum of Six Million Six Hundred Eighty Five Thousand Dollars ($6,685,000). In the event that Grantor remains the owner and operator of the Station on the Approval Date, TVA agrees to pay to Grantor Five Million Three Hundred Forty-Eight Thousand Dollars ($5,348,000) of the Supplemental amount on the Approval Date and pay the balance of One Million Three Hundred thirty-seven Thousand ($1,337,000) of the Supplemental Amount upon the Closing of the Purchase Agreement. In the event that TVA has become the owner and operator of the Station on the Approval Date, TVA shall pay to Grantor the Supplemental Amount in full on the Approval date.

          (c) In the event that a transmitter site other than the Little Peak Site or the Flagpole Mountain Site is approved by the FCC and the area within the Birmingham Limits encompassed by the predicted city grade contour of the Station, as approved and authorized by the FCC, from the Station Tower at the Transmitter Site other than the Flagpole Mountain Site (the "Authorized Contour Area") is less than the area within the Birmingham Limits encompassed by the predicted city grade contour proposed in the 1995 Application (the "1995 Proposed Contour Area"), the Supplemental Amount shall be adjusted to equal the amount which is the product of (i) Seven Million Dollars ($7,000,000) multiplied by (ii) the fraction of which the numerator is the Authorized Contour Area and the denominator is the 1995 Proposed Contour Area. In the event that the Supplemental Amount is adjusted in accordance with the preceding sentence, all partial payments of the Supplemental Amount shall also be adjusted pro rata.

          Please acknowledge your understanding of and agreement with the foregoing by signing this Letter Agreement in the spaces provided below, retaining one original for your files and returning the other original to ACC in the manner provided in the Purchase Agreement.


                                      Sincerely,


                                      TV ALABAMA, INC.


                                      By:/s/ James R. Vergin


                                             James R. Vergin
                                             Vice President


ACCEPTED AND AGREED TO THIS 3 DAY OF MAY, 1996:

RKZ TELEVISION, INC.



By:/s/ Frank D. Osborn

               Name:
               Title:President & CEO


OSBORN COMMUNICATIONS
CORPORATION



By:/s/ Frank D. Osborn

               Name:
               Title:President